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                                  Amended Schedule A
                                       to the
                               Investment Advisory and
                               Administration Agreement
                                       between
                           Heritage Asset Management, Inc.
                                         and
                                Heritage Series Trust


              As compensation pursuant to section 7 of the Investment Advisory and Administrative Agreement between Heritage Asset Management, Inc. (the "Manager") and Heritage Series Trust (the "Trust"), the Trust shall pay to the Manager a fee, computed daily and paid monthly, at the following annual rates as percentages of each Portfolio's average daily net assets:


     (1) For the Heritage Small Cap Stock Fund:

              Average Daily                     Advisory Fee as % of
              Net Assets                        Average Daily Net Assets
              ________________                  __________________________

              Up to and including $50 million           1.00%

              In excess of $50 million                  .75%



     (2) For the Heritage Value Equity Fund:

              Average Daily                     Advisory Fee as % of
              Net Assets                        Average Daily Net Assets
              _______________                   __________________________

              All                                       .75%



     (3) For the Heritage Value Equity Fund:


              Average Daily                     Advisory Fee as % of
              Net Assets                        Average Daily Net Assets
              _______________                   __________________________

              All                                       .75%



     Dated:   March 29, 1993, as amended on December 29, 1994 and
              November 16, 1995
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